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                                                                    Exhibit 5(a)

October 25, 2001


EDO Corporation
60 East 42nd Street
Suite 5010
New York, NY 10165

Re:   Registration Statement on Form S-3
      (the "462(b) Registration Statement")

Gentlemen and Ladies:

We have acted as counsel to EDO Corporation, a New York corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of an additional 500,000 common shares (the "Additional Shares"), par value $1 per share, of the Company (the "Common Shares") and an additional 75,000 Common Shares (the " Additional Optional Shares"). The Company has granted the underwriters an option to purchase the Additional Optional Shares solely to cover over-allotments, if any, in connection with the offering that is the subject to the registration statement referred to above (the "Registration Statement"). The Additional Shares and the Additional Optional Shares will be sold pursuant to an underwriting agreement (the "Underwriting Agreement"), among the Company, the EDO Employee Stock Ownership Trust (the "Selling Stockholder"), and First Union Securities, Inc. and SG Cowen Securities Corporation, as representatives of the several underwriters (the "Underwriters"), the form of which is included as Exhibit 1 to the Registration Statement.

The 462(b) Registration Statement covering the registration of the Additional Shares and the Additional Optional Shares is being filed with the Securities and Exchange Commission (the "Commission") in connection with the proposed public offering described in the Company's Registration Statement on Form S-3 (Registration No. 333-69764) filed with the Commission on September 21, 2001, as amended, and which became effective on October 24, 2001.

We have participated in the preparation of the 462(b) Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that with respect to the Additional Shares and Additional Optional Shares to be sold by the Company, when (i) the Registration Statement becomes effective, (ii) the Pricing Committee of the Company's

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EDO Corporation
October 25, 2001
Page 2




Board of Directors approves the price at which the shares are to be sold to the Underwriters set forth in the Underwriting Agreement and approves other matters relating to their issuance and sale, (iii) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (iv) certificates representing the Additional Shares and the Additional Optional Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, at a price per share not less than the per share par value of the Common Shares, the issuance and sale of the Additional Shares and Additional Optional Shares will have been duly authorized, and the Additional Shares to be sold by the Company and the Additional Optional Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the use of our name in the Prospectus contained therein under the caption "Legal Matters." In giving such consent we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,



        Dechert